Exhibit 99.1

Moleculin Reports Full Year 2025 Financial Results and Confirms Highly Anticipated 45-Patient Interim Data Unblinding in Pivotal MIRACLE Trial On Track for Mid-2026

- Miracle Trial Preliminary Blinded CRc Rate of 40% in First 30 Patients Suggests Encouraging Early Results in Relapsed/Refractory AML

HOUSTON, March 19, 2026 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today reported financial results for the year ended December 31, 2025 and provided a clinical update highlighting rapid progress toward a major upcoming milestone in its pivotal MIRACLE trial of Annamycin in combination with cytarabine for the treatment of adult patients with acute myeloid leukemia (AML) who are refractory to or relapsed (R/R) after induction therapy (R/R AML).

“With the MIRACLE trial rapidly progressing and the first MIRACLE interim readout now clearly within reach, we believe 2026 will be a defining year for Moleculin,” said Walter Klemp, Chairman and CEO of Moleculin. “The encouraging blinded efficacy data seen so far, particularly in a pretreated population that includes venetoclax failures, reinforces our belief that Annamycin has the potential to represent a significant advancement in AML therapy.”

Recent Highlights

●	Reported (n=30) MIRACLE Trial delivered 40% preliminary blinded CRc rate;
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Received a new independent assessment for the absence of cardiotoxicity in subjects treated with Annamycin, bringing the total number of Annamycin treated subjects reviewed by its independent expert to 90;

●	Entered a new Annamycin research collaboration focused on glioblastoma multiforme (GBM) with CIC biomaGUNE to evaluate intra‑arterial delivery of Annamycin in preclinical models;
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Announced positive results from a Phase 1 clinical trial of WP1066 in pediatric recurrent malignant brain tumors, showing safety and signs of antitumor immune responses and supporting potential progression to Phase 2;

●	Announced a grant-funded preclinical research agreement with the University of North Carolina at Chapel Hill to evaluate Annamycin for pancreatic cancer treatment; and
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Announced a targeted new investigator-initiated Phase 1B/2 study of Annamycin in third-line pancreatic cancer with Atlantic Health, based on preclinical data suggesting activity in advanced pancreatic tumors.

Clinical Development Update

Relapsed or Refractory (R/R) Acute Myeloid Leukemia (AML)

The Company is currently evaluating Annamycin in combination with cytarabine (Ara‑C), collectively referred to as AnnAraC, in its pivotal Phase 3 “MIRACLE” trial for the treatment of adult patients with relapsed or refractory acute myeloid leukemia (R/R AML) following induction therapy. The MIRACLE trial is a global, adaptive Phase 2B/3 clinical study being conducted across the United States, Europe, and other international sites.

The study’s adaptive design will integrate data from the ongoing Phase 2B portion (i.e., Part A) with the eventual Phase 3 portion (i.e., Part B). In Part A, approximately 75 to 90 subjects are randomized in a 1:1:1 ratio to receive high‑dose cytarabine (HiDAC) combined with either placebo, 190 mg/m² Annamycin, or 230 mg/m² Annamycin. These Annamycin doses were selected based on recommendations from the FDA during the Company’s End‑of‑Phase 2 meeting. The protocol allows for early unblinding of data at 45 subjects, enabling an initial readout of approximately 30 subjects treated with Annamycin plus cytarabine and 15 subjects in the control arm receiving cytarabine plus placebo. This initial unblinding is expected in mid‑2026, following completion of treatment for the first 45 patients.

In February 2026, Moleculin reported a blinded preliminary composite complete remission (CRc) rate of 40% in the MIRACLE trial’s first 30 subjects treated and with blinded, preliminary efficacy data. This CRc rate is comprised of a complete remission (CR) rate of 30% and complete remission with partial hematological recovery (CRh) of 10%. MIRACLE is randomizing 1:1:1 of the three different arms described above. This includes the control arm of cytarabine plus placebo. Even with the control arm included, these preliminary, blinded results substantially outperform historical outcomes for CR with cytarabine alone in the treatment of R/R AML. Of particular note is that roughly 35% of the subjects treated to date are relapsed or refractory (R/R) from a venetoclax regimen, a subject population that is generally considered among the most challenging to address with 2nd line therapies. The subjects treated to date presented with a high degree of genetic markers that are considered predictive of poor treatment response. These efficacy rates were observed across six different countries.

For Part B of the trial, 222 additional subjects will be randomized to receive either HiDAC plus placebo or HiDAC plus the optimum dose of Annamycin (randomized 1:1). The selection of the optimum dose will be based on the overall balance of safety, pharmacokinetics and efficacy, consistent with the FDA’s new Project Optimus initiative. Data from the control arm and the optimum dose of Annamycin chosen in the Phase 2B portion of the trial will be combined with the data for the Phase 3 portion of the trial in determining efficacy and safety for the trial.

For additional information, the MIRACLE trial is registered on ClinicalTrials.gov under identifier NCT06788756.

Expected Milestones for Annamycin AML Development Program

●	Q1 2026: MIRACLE - 45th subject treated with unblinding of data for 45 subjects expected in mid-2026
●	Q3 2026: MIRACLE - 90 subjects treated and unblinding thereafter
●	2H 2026: MIRACLE - Start of Part B
●	2H 2026: Atlantic Health pancreatic cancer clinical trial begins
●	2027: Begin recruitment of 3rd line AML subjects
●	2027: Begin pediatric AML clinical study
●	2028: End recruitment of Part B
●	2028: Primary efficacy data for MIRACLE 2nd line subjects
●	2028: Begin submission of a Rolling New Drug Application (NDA) for the treatment of R/R AML for accelerated approval on primary endpoint of CR from MIRACLE

Soft Tissue Sarcoma (STS Lung Metastases) Program

Moleculin’s Phase 1B/2 trial of Annamycin for soft tissue sarcoma lung metastases demonstrated:

●	Median overall survival of 13.5 months
●	Achieved in a median seventh-line therapy population
●	These results compare favorably with historical outcomes in earlier-line therapies.

Pancreatic Cancer Program

An investigator-initiated Phase 1B/2 study evaluating Annamycin for third-line pancreatic cancer is expected to begin in 2026.

Preclinical research suggests Annamycin may have particular activity in pancreatic tumors due to its ability to concentrate in pancreatic tissue.

WP1066 Program

The Company’s STAT3-inhibiting immunomodulator WP1066 continues to advance through investigator-initiated clinical studies targeting glioblastoma and pediatric brain tumors.

Moleculin expects several important milestones in the coming months.

Summary of Financial Results for the Full Year 2025

Research and development (R&D) expense was $15.9 million and $17.7 million for the years ended December 31, 2025 and 2024, respectively. The decrease in R&D of $1.8 million is primarily attributable to a reduction in sponsored research activities during the current year compared to the prior year.

General and administrative (G&A) expenses and depreciation and amortization expenses were $9.2 million and $8.9 million for the years ended December 31, 2025 and 2024, respectively. The increase in G&A of $0.3 million was primarily attributable to higher regulatory and legal services, as well as increased consulting and investor relations expenses.

As of December 31, 2025, the Company had cash and cash equivalents of $8.9 million and prepaid expenses and other current assets of $0.8 million. The Company also had $3.5 million of accounts payable and $3.3 million of accrued expenses and other current liabilities. A significant portion of the accounts payable and accrued expenses were due to work performed in relation to our preclinical activities and our clinical trials. Management believes that cash resources as of December 31, 2025, along with $8.3 million in gross proceeds received via financing activities in the first quarter of 2026 will be sufficient to fund the Company’s planned operations into the third quarter of 2026.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (also known as naxtarubicin), is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) and, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the expected timing and results of the 45-subject interim data unblinding in the MIRACLE trial, the anticipated clinical milestones set forth above, the potential efficacy and safety of Annamycin and AnnAraC in R/R AML and other indications, the expected commencement and results of the pancreatic cancer and other investigator-initiated studies, the Company's ability to secure sufficient financing to fund planned operations, and the Company's expectations regarding the sufficiency of its cash resources into the third quarter of 2026. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company relies on the reports of its expert with regard to the absence of cardiotoxicity. The dataset referenced in this press release is subject to the review of the data from future subjects in its current and future clinical trials and long-term follow-up with subjects in its current trials. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com

Moleculin Biotech, Inc.
Unaudited Condensed Consolidated Balance Sheets
	December 31,
(in thousands)	2025	2024
Current assets:
Cash and cash equivalents	$8,878	$4,278
Prepaid expenses and other current assets	808	916
Total current assets	9,686	5,194
Furniture and equipment, net	78	159
Intangible assets	11,148	11,148
Other non-current assets	900	-
Operating lease right-of-use asset	314	424
Total assets	$22,126	$16,925

Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$6,854	$5,359
Total current liabilities	6,854	5,359
Operating lease liability - long-term, net of current portion	222	358
Warrant liability	44	-
Total liabilities	7,120	5,717
Total stockholders' equity	15,006	11,208
Total liabilities and stockholders' equity	$22,126	$16,925

Unaudited Condensed Consolidated Statements of Operations
	Year Ended December 31,
(in thousands, except share and per share amounts)	2025	2024
Revenues	$-	$-
Operating expenses:
Research and development	15,891	17,729
General administrative and depreciation and amortization	9,212	8,912
Total operating expenses	25,103	26,641
Loss from operations	(25,103)	(26,641)
Other income:
Gain from change in fair value of warrant liabilities	24,441	-
Loss on issuance of warrant liabilities	(30,962)	-
Transaction costs allocated to warrant liabilities	(1,407)	-
Loss on extinguishment of warrant liabilities	(614)	-
Other (expense) income, net	(20)	43
Interest income, net	105	550
Net loss	(33,560)	(26,048)

Warrant deemed dividend	(104)	-

Net loss available to common stockholders	$(33,664)	$(26,048)

Net loss per common share - basic and diluted	$(28.42)	$(189.14)
Weighted average common shares outstanding - basic and diluted	1,184,569	137,720